Exhibit 10.2

Amendment to Credit Agreement

This agreement is dated as of June 29, 2009 (the "Effective Date"), by and between United Western Bancorp, Inc. (the "Borrower") and JPMorgan Chase Bank, N.A. (together with its successors and assigns the "Bank"). The provisions of this agreement are effective as of the Effective Date on the date that the Borrower has satisfied all the conditions precedent in Section 7 of this agreement.

WHEREAS, the Borrower and the Bank entered into that certain Credit Agreement dated as of June 29, 2007, as amended by that certain Amendment to Credit Agreement dated as of June 30, 2008 (the "Credit Agreement"); and

WHEREAS, the Borrower has requested and the Bank has agreed to amend the Credit Agreement as set forth in this agreement;

NOW, THEREFORE, in mutual consideration of the agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.	DEFINED TERMS. Capitalized terms used in this agreement shall have the same meanings as in the Credit Agreement, unless otherwise defined in this agreement.

2.
CONSENT TO SALE OF STERLING TRUST COMPANY. Pursuant to the Sections of Article 5 of the Credit Agreement listed below, the Borrower agreed that, without the prior written consent of the Bank, the Borrower will not and no Material Subsidiary of the Borrower will do any of the following;

5.3
Disposal of Equity Interest in any Subsidiary. Pledge, sell, convey, assign, or otherwise dispose of or permit to exist any Lien on any Equity Interest in any Subsidiary other than in favor of the Bank.

5.4
Merger or Consolidations. (1) Dissolve; (2) merge or consolidate with any Person; (3) lease, sell or otherwise convey a material part of its assets or business outside the ordinary course of its business; (4) lease, purchase, or otherwise acquire a material part of the assets of any other Person, except in the ordinary course of its business; or (5) agree to do any of the foregoing; provided, however, that notwithstanding the foregoing, any Subsidiary other than United Western Bank may merge or consolidate with any other Subsidiary, or with the Borrower, so long as the Borrower is the survivor.

5.6
Negative Pledge of Assets. Enter into any agreement with any Person other than the Bank which prohibits or limits its ability to create or permit to exist any Lien on any of its property, assets or revenues, whether now owned or hereafter acquired.

5.8
Continuity of Operations. (1) Engage in any business activities substantially different from those in which it is presently engaged; or (2) cease operations, liquidate, change its name, dissolve, or sell any assets out of the ordinary course of business.

The Borrower has informed the Bank of its intent to sell the majority of the assets of Sterling Trust Company, a wholly owned Subsidiary of the Borrower, to Equity Trust Company (the "Sale") and has requested that the Bank consent to the Sale (the "Request"). The Bank consents to the Request, provided that the Borrower agrees to do each and all of the following: (1) on or before September 30,2009, the Borrower shall make one or more payments on that certain Line of Credit Note dated as of the Effective Date in the original principal amount of $30,000,000.00 (the "Note") in amounts sufficient to reduce the outstanding principal balance of the Note to an amount not to exceed $25,000,000.00 (the "Paydown"); (2) if the Paydown results in the payment of all or any portion of any LIBOR Rate Advance (as defined in the Note) on a date other than the last day of the Interest Period (as defined in the Note) for the advance, the Borrower shall pay the Bank amounts sufficient (in the Bank's reasonable opinion) to compensate the Bank for any loss, cost or expense incurred as a result thereof; and (3) after the Paydown is made, the Borrower agrees that the maximum amount available under the Note shall be reduced to $25,000,000.00.

3.	MODIFICATION OF CREDIT AGREEMENT. From and after the Effective Date, the Credit Agreement is hereby amended as follows:

3.1	Section 1.4 of the Credit Agreement captioned "Non-Usage Fee" is amended and restated to read as follows:

1.4
Non-Usage Fee. The Borrower shall pay to the Bank a non-usage fee (the "Non-usage Fee") with respect to each calendar quarter during the term of Facility B, calculated on the average daily unused portion of

Facility B at a rate of 0.25% per annum. Each Non-Usage Fee shall be due and payable to the Bank quarterly, in arrears, within fifteen (15) days of the end of each calendar quarter for which the Non-Usage Fee is owing. The Bank may begin to accrue the Non-Usage Fee on the date the Borrower signs or otherwise authenticates this agreement.

3.2	Section 4.13 of the Credit Agreement captioned "Non-Performing Assets Plus OREO Ratio" is amended and restated to read as follows:

4.11
Non-Performing Assets Plus OREO Ratio. The Borrower shall cause United Western Bank to maintain at all times a Non-Performing Assets Plus OREO Ratio of not greater than four and two quarters of one percent (4.50%) commencing March 31, 2009, and at all times thereafter. As used in this Section, the term "Non-Performing Assets Plus OREO Ratio" means the ratio, determined on a consolidated basis for United Western Bank, of the sum of Non-Performing Assets plus OREO, to the sum of Total Loans and Repossessed Assets plus OREO. As used in this Section, (A) "Non-Performing Assets" means the sum of (1) all loans classified as past due 90 days or more and still accruing interest, (2) all loans classified as "non-accrual" and no longer accruing interest, (3) all loans classified as "restructured loans and leases", (4) total investment in restructured assets (net of specific valuation allowances), (5) total repossessed assets (net of general valuation allowances) and (6) all other "non-performing loans", excluding the guaranteed portion of any loan guaranteed by the U.S. government; (B) "Total Loans and Repossessed Assets" means the total of all performing and non-performing loans, valuation allowances on all loans, and allowances for loan and lease losses on all loans; and (C) "OREO" means the book value (net of accumulated depreciation) of all other real estate owned by United Western Bank, excluding (1) all real estate which is occupied and used by United Western Bank in the ordinary course of business and (2) repossessed property where the full value at par of such property is guaranteed or insured by the U.S. government. The ratio set forth in this Section shall be measured quarterly and shall be determined from the applicable Call Report filed with the applicable Governmental Authority.

3.3	Exhibit A to the Credit Agreement is amended and replaced with the Exhibit A attached hereto and incorporated in this agreement by reference for all purposes.

4.	RATIFICATION. The Borrower ratifies and reaffirms the Credit Agreement and the Credit Agreement shall remain in full force and effect as modified by this agreement.

5.
BORROWER REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants that (a) the representations and warranties contained in the Credit Agreement are true and correct in all material respects as of the date of this agreement, (b) no condition, event, act or omission which could constitute a default or an event of default under the Credit Agreement, as modified by this agreement, or any other Related Document exists, and (c) no condition, event, act or omission has occurred and is continuing that with the giving of notice, or the passage of time or both, would constitute a default or an event of default under the Credit Agreement, as modified by this agreement, or any other Related Document.

6.
FEES AND EXPENSES. The Borrower agrees to pay all fees and out-of-pocket disbursements incurred by the Bank in connection with this agreement, including legal fees incurred by the Bank in the preparation, consummation, administration and enforcement of this agreement. Additionally, the Borrower shall pay to the Bank a fee in the amount of $10,000.00 (the "Fee") as consideration for the Bank's review of the Request and for providing the consent to the Request and in connection with the renewal, extension and modification of Facility B. To effectuate payment of the Fee, the Borrower hereby authorizes the Bank to initiate a debit entry to Account Number ________________ at the Bank and to debit the same to such account. The Borrower represents that the Borrower is and will be the owner of all funds in such account.

7.
EXECUTION AND DELIVERY. This agreement shall become effective only after: (A) it is fully executed by the Borrower and the Bank; (B) the Bank shall have received the Note duly executed by the Borrower; and (C) the Borrower shall have paid the Fee to the Bank.

8.
ACKNOWLEDGEMENTS OF BORROWER / RELEASE. The Borrower acknowledges that as of the date of this agreement it has no offsets with respect to all amounts owed by the Borrower to the Bank arising under or related to the Credit Agreement, as modified by this agreement, or any other Related Document on or prior to the date of this agreement. The Borrower fully, finally and forever releases and discharges the Bank, its successors and assigns and their respective directors, officers, employees, agents and representatives (each a "Bank Party") from any and all claims, causes of action, debts, demands and liabilities, of whatever kind or nature, in law or in equity, of the Borrower, whether now known or unknown to the Borrower, which may have arisen in connection with the Credit Agreement or the actions or omissions of any Bank Party related to the Credit Agreement on or prior to the date hereof. The Borrower acknowledges and agrees that this agreement is limited to the terms outlined above, and shall not be construed as an agreement to change any other terms or provisions of the Credit Agreement. This agreement shall not establish a course of dealing or be construed as evidence of any willingness on the Bank's part to grant other or future agreements, should any be requested.

9.
INTEGRATION, ENTIRE AGREEMENT, CHANGE, DISCHARGE, TERMINATION, OR WAIVER. The Credit Agreement, as modified by this agreement, and the other Related Documents contain the complete understanding and agreement of the Borrower and the Bank in respect of the Credit Facilities and supersede all prior understandings and negotiations. No provision of the Credit Agreement, as modified by this agreement, or the other Related Documents, may be changed, discharged, supplemented, terminated, or waived except in a writing signed by the party against whom it is being enforced.

10.
NOT A NOVATION. This agreement is a modification only and not a novation. Except as expressly modified by this agreement, the Credit Agreement, any other Related Documents, and all the terms and conditions thereof, shall be and remain in full force and effect with the changes herein deemed to be incorporated therein. This agreement is to be considered attached to the Credit Agreement and made a part thereof. This agreement shall not release or affect the liability of any guarantor of any promissory note or credit facility executed in reference to the Credit Agreement or release any owner of collateral granted as security for the Credit Agreement. The validity, priority and enforceability of the Credit Agreement shall not be impaired hereby. To the extent that any provision of this agreement conflicts with any term or condition set forth in the Credit Agreement, or any other Related Documents, the provisions of this agreement shall supersede and control. The Bank expressly reserves all rights against all parties to the Credit Agreement and the other Related Documents.

Borrower:

United Western Bancorp, Inc.

By:	/s/ Scot Weizel
	Scot Weizel	CEO
	Printed Name	Title

Date	Signed:	6-22-2009

Bank:

JP Morgan Chase Bank, N.A.

By:	/s/ Tim Franen
	Tim Franen	VP
	Printed Name	Title

Date	Signed:	6-23-2009